UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Material under §240.14a-12

ASHFORD HOSPITALITY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL PROXY MATERIALS

OF

ASHFORD HOSPITALITY TRUST, INC.

Ashford Hospitality Trust, Inc. (NYSE: AHT) files the following additional proxy materials to correct and supplement the final definitive proxy statement filed with the Securities and Exchange Commission on April 21, 2015 (the “Proxy Statement”).  Proposal 2 of the Proxy Statement proposes to amend our charter to require a majority voting standard in uncontested director elections.

Notwithstanding the disclosure in the Proxy Statement that states that the affirmative vote of a majority of the outstanding shares of our common stock will be required for the approval of Proposal 2, Maryland General Corporation Law and our charter require that any amendment of our charter be approved by the affirmative vote of two-thirds of the outstanding shares of our common stock.

If Proposal 2 does not receive the affirmative votes of two-thirds of the outstanding shares of our common stock, it will not pass, and our directors will continue to be elected by a plurality vote.  However, even if Proposal 2 does not pass, we intend to continue to follow our existing corporate governance guidelines, which require that in any election of directors that is not a contested election, if an incumbent director does not receive a majority of the votes cast, such incumbent director will be required to tender his or her resignation as a director, for consideration by the nominating/corporate governance committee of the Board and ultimate decision by our board of directors. The nominating/corporate governance committee will then consider any such tendered resignation and make a recommendation to our board of directors as to whether such tendered resignation should be accepted or rejected, or whether other action should be taken with respect to such offer to resign.

The board of directors unanimously recommends a vote FOR approval of Proposal 2, amending our charter to require a majority vote for uncontested director elections.